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                    PHELPS DODGE CORPORATION AND SUBSIDIARIES
                                  Exhibit 12.1


COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
--------------------------------------------------
(in millions except ratios)


                                                          For the quarter
                                                          ended March 31,                 For the years ended December 31,
                                                          ---------------   ------------------------------------------------------
                                                              2005(b)        2004(b)      2003(b)   2002(b)    2001(b)    2000(b)
                                                             ---------      ---------    --------- --------   --------   --------
Income (loss) before taxes, minority interests,
    equity in net earnings of affiliated companies,
    extraordinary item and cumulative effect
    of accounting changes                                     $   544.2       1,338.5       71.4    (425.0)     (246.6)      84.9
Amortization of previously capitalized interest expense             0.7           4.6        6.3       7.1         7.8        7.5
Less: capitalized interest                                         (0.8)         (1.0)      (0.6)       --        (1.6)      (4.5)
                                                              ---------     ---------      -----     -----       -----      -----
Earnings (loss) before fixed charges                          $   544.1       1,342.1       77.1    (417.9)     (240.4)      87.9
                                                              ---------     ---------      -----     -----       -----      -----

Fixed charges:
    Interest expensed and capitalized                         $    24.1         124.2      135.2     161.8       217.3      214.1
    Amortization of debt expenses, premiums and discounts          (0.4)          3.9       11.2      25.2        10.2        2.2
    Interest portion of rental expense                              2.8          11.3        7.7       7.1         7.5        9.7
                                                              ---------     ---------      -----     -----       -----      -----
       Total fixed charges                                    $    26.5         139.4      154.1     194.1       235.0      226.0
                                                              ---------     ---------      -----     -----       -----      -----

    Adjusted earnings                                         $   570.6       1,481.5      231.2    (223.8)       (5.4)     313.9
                                                              ---------     ---------      -----     -----       -----      -----

Ratio of earnings to fixed charges (a)                             21.5          10.6        1.5        -- (c)      -- (e)    1.4
                                                              =========     =========      =====     =====       =====      =====

Preferred dividend requirements:
    Total fixed charges                                       $    26.5         139.4      154.1     194.1       235.0      226.0
    Preferred stock dividends                                       3.4          13.5       13.5       9.1         N/A        N/A
                                                              ---------     ---------      -----     -----       -----      -----
    Combined fixed charges and preferred stock dividends      $    29.9         152.9      167.6     203.2       235.0      226.0
                                                              ---------     ---------      -----     -----       -----      -----

Ratio of earnings to combined fixed charges and preferred
    stock dividends (a)                                            19.1           9.7        1.4        -- (d)     N/A        N/A
                                                               =========     =========      =====     =====       =====      =====


(a) For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of income before taxes, minority interests and equity in net earnings (losses) of affiliated companies, extraordinary items and cumulative effect of accounting changes. Minority interests in majority-owned subsidiaries were not deducted from earnings as all such subsidiaries had fixed charges. Fixed charges consist of interest (including capitalized interest) of all indebtedness, amortization of debt discount and expense, and that portion of rental expense which we believe to be representative of interest. For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, the preferred stock dividend requirements were assumed to be equal to the pre-tax



















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    earnings which would be required to cover such dividend requirements.

(b) In accordance with FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" and the revised Interpretation, 2004 and the quarter ended March 31, 2005 reflected full consolidation of El Abra and Candelaria; 2000 through 2003 reflected El Abra and Candelaria on a pro-rata basis (51 percent and 80 percent, respectively).

(c) Due to the loss recorded in 2002, the ratio coverage was less than 1:1. Phelps Dodge would have needed to generate additional earnings of $417.9 million to achieve coverage of 1:1 in 2002.

(d) Due to the loss recorded in 2002, the ratio coverage was less than 1:1. Phelps Dodge would have needed to generate additional earnings of $427.0 million to achieve coverage of 1:1 in 2002.

(e) Due to the loss recorded in 2001, the ratio coverage was less than 1:1. Phelps Dodge would have needed to generate additional earnings of $240.4 million to achieve coverage of 1:1 in 2001.


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